Exhibit 10.4

WARF Agreement No. 13-00300

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective as of the date of the last to sign party on page 15 (“Effective Date”), by and between the Wisconsin Alumni Research Foundation (“WARF”), a nonprofit Wisconsin corporation, and Asterias Biotherapeutics Incorporated (“Asterias”), a corporation organized and existing under the laws of Delaware, and its Affiliates who agree to sign on and be bound by the terms and obligations of this Agreement (collectively, “Licensee”). To the extent any Affiliate exercises any rights granted to Licensee hereunder, Asterias is liable to WARF for the duties and obligations of any such Affiliate, and any act or omission of an Affiliate that constitutes a breach of this Agreement shall be deemed to be a breach by Asterias.

WHEREAS, WARF owns or holds certain intellectual property rights to the inventions described in the Licensed Patents defined below; and

WHEREAS, Asterias (previously known as BioTime Acquisition Corporation) and its Affiliate BioTime, Inc. (“BioTime”) entered into an Asset Contribution Agreement dated January 4, 2013 with Geron Corporation (“Geron”), pursuant to which certain patents, know-how, documents, materials, and other assets relating to Geron’s embryonic stem cell programs will be contributed to Asterias (the “ACA”); and

WHEREAS, WARF previously granted to BioTime, a non-exclusive license under certain Licensed Patents, Licensed Materials, and Wisconsin Materials in certain fields covering certain products as provided therein, i.e., Agreement No. 08-0155, and amendments, (the “BioTime Research License”); and

WHEREAS, WARF and BioTime wish to maintain the BioTime Research License, and Licensee desires to obtain a license under the Licensed Patents, Licensed Materials and Wisconsin Materials for Internal Research (defined below) and to make, use and sell Products in the Licensed Field (all defined below) and WARF is willing to grant to Licensee such a license under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.	Definitions.

For the purposes of this Agreement, the Appendix A definitions shall apply.

Section 2.	Grant.

A.	License.

(i)            Subject to the terms of Section 2B, WARF hereby grants Licensee a world-wide, nonexclusive license (a) under the Licensed Patents to make, use and receive Licensed Materials, and (b) under WARF’s rights in the Wisconsin Materials to make, use and receive Wisconsin Materials; in each case, solely for use in Internal Research.

(ii)            Subject to the terms of Section 2B, WARF hereby grants Licensee a world-wide, nonexclusive license (a) under the Licensed Patents to make, use and receive Licensed Materials, and (b) under WARF’s rights in the Wisconsin Materials to make, use and receive Wisconsin Materials; in each case to develop, make, have made, use, distribute, sell, import, and offer for sale Products in the Licensed Field and Licensed Territory; for clarity, Licensee may not distribute, sell or offer for sale any Wisconsin Materials, but may distribute, sell or offer for sale Products that are Derivative Materials.

Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

B.	Restrictions and Limitations.

The licenses granted under this Agreement do not provide any right or license to: (i) grant any sublicenses under this Agreement to any third parties other than as expressly provided for below; or (ii) use the Licensed Patents, Wisconsin Materials or any Derivative Materials in the manufacture or distribution of Products for any commercial purpose or in human clinical trials in fields outside the Licensed Field.

C.	Sublicensing.

(i)                  Licensee may grant written sublicenses to third parties under the nonexclusive licenses granted herein in the Licensed Field, but only:

(a)            To Contract Services Providers to enable the Contract Service Provider to perform specific services solely for Licensee’s benefit in support of Licensee’s development or commercialization of Products, under a written contract with Licensee, at Licensee’s expense, and pursuant to protocols or specifications developed by Licensee.  Such a sublicense may include a license to make or use Licensed Materials, Wisconsin Materials or Derivative Materials, or Products, solely for the purpose of providing the services to Licensee, or to sell Products as Licensee’s agent, but not to sell or transfer any of them for any other purpose, or to or for any other entity, and shall state the Licensed Materials, Wisconsin Materials and Derivative Materials must be destroyed within thirty (30) days of the completion or termination of the services.  Licensee will not receive from any Contract Services Provider any payments or any non-cash consideration in exchange for the grant of a sublicense hereunder and any Products sold by Contract Services Providers as Licensee’s agent will be treated as Products sold by Licensee under this Agreement.

(b)            To Collaborators to enable the Collaborator to engage in a project of collaborative research with Licensee on (i) the Licensed Materials or Wisconsin Materials, and cells derived from such Licensed Materials or Wisconsin Materials, and/or (ii) the development of Products, provided that the project is described and directed by a Collaborative Research Agreement including a specific workplan collaboratively established by Collaborator and Licensee and that Licensee has the first right to any data and IP arising from such Collaboration.  Such a sublicense may include a license to make or use the Licensed Materials, Wisconsin Materials or Derivative Materials, or Products, solely for the purpose of carrying out its obligations under the collaborative research project, but not to sell or transfer any of them for any purpose and shall state the Licensed Materials, Wisconsin Materials and Derivative Materials, and any Products, must be destroyed within thirty (30) days of the completion or termination of the project.  Licensee will not receive from any Collaborator any payments or any non-cash consideration in exchange for the grant of a sublicense hereunder.
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WARF Agreement No. 13-00300

(c)            To Development Partners to enable the Development Partner to develop or commercialize Products initially substantially developed by Licensee, provided WARF does not disapprove as provided below.  In the event that such sublicense includes a grant of a limited commercial sublicense to a Development Partner: (i) a copy of such sublicense shall be provided to WARF for review at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] business days prior to execution, (ii) such sublicense shall specifically identify the Products covered by such commercial sublicense and shall only include rights under Licensed Patents and Wisconsin Materials as reasonably necessary in the development of those Products, (iii) Licensee, an Affiliate or Geron Corporation (“Geron”) must have previously invested at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in the development of each Product to which the sublicense applies, and (iv) Licensee shall remain directly responsible for paying to WARF the consideration described in Sections 4B, 4C and 4F that are incurred (and/or received) as a result of such sublicense and/or Development Partner’s subsequent development and commercialization of such Products under such sublicense.  Such a sublicense may include a license to make, use and receive the Licensed Materials, Wisconsin Materials or Derivative Materials, and to develop, make, have made, use, distribute, sell, import and offer for sale Products, in each case solely to the extent permitted by this Section 2C(i)(c), and shall state the Licensed Materials, Wisconsin Materials, and Derivative Materials, and any Products, must be destroyed within thirty (30) days of the expiration or termination of the sublicense agreement.  WARF shall have the right to disapprove of a commercial sublicense with a Development Partner only if it reasonably believes that Licensee, Affiliates, or Geron have not previously invested at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in the development of the Product that is the subject of such sublicense, or that the rights extended under such sublicense are not reasonably necessary for the development or commercialization of the licensed Product.  If WARF does not inform Licensee in writing of its disapproval and the reasons for it within fifteen (15) business days after Licensee informs WARF of the proposed terms, WARF shall be deemed to have approved them.  For sake of clarity, no right or license may be extended to a Development Partner to research, develop and/or commercialize any Product that was not initially substantially developed by Licensee, an Affiliate or Geron.  Licensee will not receive from any Development Partner any payments or any non-cash consideration in exchange for the grant of a sublicense hereunder that is not fully accounted for under this Section 2C and Section 4C below.

(d)  To Corning Incorporated to enable Corning to sell surfaces, glassware and plasticware for the growth of pluripotent stem cells (“Corning Surfaces”) developed and tested by Corning under the Collaboration and License Agreement between Corning and Geron, effective as of June 15, 2006, amended and restated as of August 24, 2012, which will be assigned to Licensee as of closure of the Asset Contribution Agreement between Licensee and Geron (the “Corning Collaboration and License Agreement”).  Such sublicense: (i) shall be solely for the performance of Corning’s activities under the Corning Collaboration and License Agreement, and (ii) shall not include any right to transfer a sublicense under the Licensed Patents to Corning customers with the purchase of Corning Surfaces.  In consideration of the rights granted herein, Licensee agrees to pay to WARF [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of all consideration (actual and in kind) received by Licensee from Corning that is the result of or covers any invention made as a part of the Development Partnership Agreement (including without limitation up-front license fees, annual license maintenance fees, milestone payments, royalty payments, equity ,and share of profits, but excluding any payments received to fund research under the development partnership).  Such percentage shall be reduced to [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] if the consideration received from Corning and to be paid to WARF was also paid by Corning in exchange for a sublicense to other intellectual property owned or controlled by Licensee required for the purposes of the development partnership.  In both cases, such payment shall continue until such time as none of the sublicensed Licensed Patents remains enforceable, unless this Agreement is terminated earlier as provided herein.

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WARF Agreement No. 13-00300

(ii)               Any agreement granting a sublicense under this Section 2C shall contain terms and conditions no less restrictive than those set forth in this Agreement, and state that the sublicense is subject to the termination of this Agreement; that further sublicensing is prohibited; that the sublicensee is not authorized to transfer any Licensed Materials, Derivative Materials or Wisconsin Materials, or Products, or use them for any purpose outside that permitted by the sublicense; and that the sublicensee will not use Licensed Materials, Derivative Materials or Wisconsin Materials to perform any of the following experiments: (a) intermixing of Licensed Materials, Derivative Materials or Wisconsin Materials with an intact embryo, either human or nonhuman; (b) implanting Licensed Materials, Derivative Materials or Wisconsin Materials, or products of Licensed Materials, Derivative Materials or Wisconsin Materials, in a uterus; or (c) attempting to make whole embryos by any method.  Licensee shall require that its sublicensee(s) comply with all requirements, restrictions, limitations and obligations, and acknowledge all limitations of warranties provided in this Agreement, including without limitation those in Sections 2C, 5-7, and 12-15, of this Agreement (to the extent applicable to the work under the sublicense) and Licensee shall have responsibility for the performance of any sublicensee under such sublicense.  Licensee shall provide to WARF, in confidence, a summary of any sublicense agreement under this Section 2C within thirty (30) days after execution of such sublicense agreement subject to the obligation, however, in the case of commercial sublicenses to Development Partners to have earlier provided the proposed terms as required above in Section 2C(i)(c).

D.	License to WARF.

Licensee hereby grants, and shall require its sublicensee(s) to grant, to WARF a world-wide, nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, to the University of Wisconsin, the WiCell Research Institute and the Morgridge Institute for Research, to make, have made, use and otherwise practice Developments for Non-Commercial Research Purposes.

Section 3.	Reporting.

A.                Within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the Effective Date of this Agreement, Licensee shall submit to WARF a Development Plan describing its intended development efforts relating to Products.  If WARF does not inform Licensee of its disapproval of such Development Plan within thirty (30) days, the Development Plan shall be deemed accepted and shall be incorporated hereto as Appendix E. The Development Plan shall include a timeline indicating Licensee’s internal operating estimate of when Licensee will [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]. Licensee shall diligently develop, manufacture, market and sell Products in the Licensed Field throughout the term of this Agreement.  Such activities shall include, without limitation, those activities listed in the “Development Plan”.  Licensee agrees that it shall take all commercially reasonable steps to meet the development program as set forth therein.

B.                 Beginning in June 2014 and until the Date of First Commercial Sale, Licensee shall provide WARF with a semi-annual written Development Report summarizing Licensee’s (and those of its sublicensee(s)’) development activities since the last Development Report and any necessary adjustments to the Development Plan.  Licensee agrees to provide each Development Report to WARF on or before [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF reserves the right to audit Licensee’s and its sublicensee(s)’s records relating to the development activities required hereunder.  Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.
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WARF Agreement No. 13-00300

C.                 Licensee acknowledges that any failure by Licensee to make commercially reasonable efforts to develop, manufacture, market and sell Products, or to make timely submission to WARF of any Development Report, or the providing of any false information to WARF regarding Licensee’s development activities hereunder, shall be a material breach of the terms of this Agreement, subject to the right to cure under Section 7.

Section 4.	Consideration.

A.	License Fee.

Licensee shall pay to WARF a license fee of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] due and payable within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the Effective Date.

B.	Royalty.

(i)            In addition to the Section 4A license fee, Licensee (and its sublicensees) shall pay to WARF, as “earned royalties,” a royalty calculated as a percentage of the Net Sales of Products in accordance with the terms of this Agreement.  The royalty is deemed earned as [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  The royalty rate shall remain fixed while this Agreement is in effect according to the following schedule:

(ii)            For Therapeutic Products the royalty is set at a rate of:

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(iii)            For Related Therapeutic Products the royalty is set at a rate of:

(iv)            For Research Products, the royalty is set at a rate of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of Net Sales.

(v)            For Diagnostic Products, the royalty is set at a rate of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of Net Sales.

(vi)            If Licensee is required to make payments to a third party (who is not an Affiliate or Development Partner) for a license or similar right to such third party’s patents, in the absence of which right or license Licensee could not legally make, use or sell Products, then the royalty payable under this Section 4B shall be reduced by [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] for each additional [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of royalties payable to such third parties on that Product; provided, however, that the adjusted royalty rate to WARF will be no less than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the applicable royalty rate payable to WARF under this Agreement for such Products.
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

(vii)            In the event that the sale, lease, or other transfer by Licensee of Products under this Agreement also requires payment to WARF of royalties under any other agreement between WARF and Licensee, the cumulative earned royalties owed to WARF for that Product under all such agreements shall not exceed the single highest royalty as set forth in those agreements.  Licensee shall pay to WARF royalties under all such agreements individually and on a pro rata basis.  (For example, if Licensee owes to WARF a [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] earned royalty under this Agreement and a [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] earned royalty under a separate agreement, the cumulative royalties owed to WARF shall be [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], but shall be paid proportionately under each agreement in payments of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] under this Agreement and [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] on the other.)

(viii)            Given the particular Licensed Patents of this Agreement, rather than requiring Licensee to pay earned royalties under a Licensed Patent that is a pending patent application which has not issued as of the Effective Date (“Licensed Patent Application”), WARF is willing to permit Licensee to defer such amounts as follows [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

C.                  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

D.	Minimum Royalty.

Starting in calendar year 2014, Licensee shall pay to WARF a minimum royalty of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] per calendar year or part thereof during which this Agreement is in effect against which any earned royalty paid for the same calendar year will be credited.  The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31.  It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any other given calendar year.

E.	Patent Fees and Costs.

Licensee shall pay to WARF [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] toward reimbursement of the costs associated with preparing, filing and maintaining the Licensed Patents, which shall be due on the same date as the License Fee of Section 4A is due.

F.	Milestones.

Licensee shall pay to WARF the amounts detailed below within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of the first achievement of the corresponding milestones for each Product developed by Licensee (or by a sublicensee):
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WARF Agreement No. 13-00300

(i)            [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] upon first dosing of a human patient with a Product.

(ii)            [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] upon first dosing of a human patient with a Product in a pivotal clinical trial designed to provide statistically significant safety and efficacy data to support the filing of a biologics license application or for registration of a Product with the FDA, EMA or similar regulatory bodies in a nation listed as one of the top [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] world pharmaceutical markets by IMS Health or a similar broadly recognized authority in pharmaceutical market analysis.

(iii)            [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] upon receipt of marketing authorization for a Product from the FDA, EMA or similar regulatory bodies in a nation listed as one of the top [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] world pharmaceutical markets by IMS Health or a similar broadly recognized authority in pharmaceutical market analysis.

Notwithstanding the foregoing, in the event the indication that is the subject of the clinical trial set forth in Section 4F(ii) or the marketing authorization set forth in 4F(iii) has been designated by the applicable regulatory authority as an orphan indication, the corresponding milestone payment set forth in Section 4F(ii) or Section 4F(iii) shall be reduced by [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]; provided however that a second payment of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the applicable milestone payment shall be due upon the first achievement of the corresponding milestone for that Product in a non-orphan indication.

G.	Accounting; Payments.

(i)            Amounts owing to WARF under Section 4B and 4C or 2C(d) of this Agreement shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the forty-fifth (45th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

(ii)            Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars.  All royalties owing with respect to the Net Sales and other fees are stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation ‑ Value of Foreign Currencies on the day preceding the payment.  WARF is exempt from paying income taxes under U.S. law.  Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement.  All such taxes, assessments, or other charges shall be assumed by Licensee or its sublicensees.

(iii)            A full accounting showing how any amounts owing to WARF under Section 4B have been calculated shall be submitted to WARF on the date of each such payment.  Such accounting shall be on a per‑country and Product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement.  In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.
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WARF Agreement No. 13-00300

Section 5.	Certain Warranties.

A.                WARF warrants that it has the right to grant the licenses granted to Licensee in this Agreement.  Nothing in this Agreement shall, however, be construed as:  (i) a warranty or representation by WARF or Licensee as to the validity or scope of any of the Licensed Patents; (ii) a warranty or representation that anything made, used, sold or transferred under the license granted in this Agreement will or will not infringe patents of third parties; (iii) an obligation to furnish any assistance, or know-how not provided in the Licensed Patents or any materials or services other than those specified in this Agreement; or (iv) an obligation to file any patent application or secure or maintain any patent right.

B.                EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WARF MAKES NO OTHER REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE NON-INFRINGEMENT OR USE OF ANY PRODUCT, OR WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES, OF PRODUCTS INCORPORATING OR MADE BY USE OF THE INVENTIONS LICENSED, UNDER THIS AGREEMENT.

C.                 TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL WARF OR ITS TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES (INCLUDING WITHOUT LIMITATION ANY INVENTORS OF THE LICENSED PATENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

D.                 Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 [for clarity, such requirement shall apply only to Products utilizing Licensed Patents or Wisconsin Materials whose development was funded at least in part by the Federal government] and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6.	Recordkeeping.

A.                Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to any Products sold under this Agreement.  In addition, Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s Development Reports.  Such documentation may include, but is not limited to, invoices for studies, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development.  All such books and records shall be preserved for a period not less than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] years after they are created during and after the term of this Agreement.
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WARF Agreement No. 13-00300

B.                 Licensee and its sublicensee(s) shall take all steps reasonably necessary so that WARF may, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of its request, review Licensee’s books and records to allow WARF to verify the accuracy of Licensee’s Development Reports, the development and royalty reports of its sublicensee(s), and the payments made to WARF.  Such review will be performed no more than annual and by an attorney or registered CPA and scientific expert designated by WARF at WARF’s expense upon reasonable notice and during regular business hours.

C.                  If a royalty payment deficiency is determined, Licensee and its sublicensee(s), as applicable, shall pay the royalty deficiency outstanding within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4G(i).  If a royalty payment deficiency for a calendar year exceeds the lesser of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the royalties paid for that year or [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], then Licensee or its sublicensee(s) shall be responsible for paying WARF’s out‑of‑pocket expenses incurred with respect to such review.

Section 7.	Term and Termination.

A.                The term of this Agreement shall begin on the Effective Date and continue until (i) with respect to the Licensed Patents, the expiration of the last to expire Licensed Patent, unless otherwise earlier terminated as provided herein and (ii) with respect to the Wisconsin Materials (per the attached Wisconsin Materials Addendum), until this Agreement is terminated by either Party as provided herein.

B.                  Licensee may terminate this Agreement at any time by giving at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days written and unambiguous notice of such termination to WARF. WARF may terminate this Agreement if the payment of earned royalties under Section 4B, once begun, ceases for more than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

C.                  WARF may terminate this Agreement prior to the Date of First Commercial Sale by giving Licensee at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]days written notice if Licensee and/or its Collaborators, Contract Service Providers and Development Partners fail to spend at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] per year to develop Products in [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] successive calendar years.

D.                 If Licensee at any time (i) defaults in the timely payment of any monies due to WARF; or the timely submission to WARF of any report, or (ii) commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]days, or if Licensee or a sublicensee offers any component of the Licensed Patents, Wisconsin Materials or Licensed Materials to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.
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WARF Agreement No. 13-00300

E.                 Upon termination of this Agreement, the licenses granted herein shall immediately terminate.  In the event of termination under Section 7B or 7C, Licensee shall have [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days to cease all activities involving the use of Licensed Materials, Wisconsin Materials and Derivative Materials for any purpose, and shall destroy all Licensed Materials, Wisconsin Materials and Derivative Materials in its possession.  Licensee and its sublicensee(s) shall remain obligated to pay any outstanding amounts owed as of the date of termination and all such amounts shall be paid within forty-five (45) days of termination.

F.                  For clarity, the obligations of Sections 5B, 5C, 11, 13, 14, 16, and 18 shall survive any termination of this Agreement.

Section 8.	Assignability; Change of Control; Affiliates.

Licensee shall not assign or transfer this Agreement, nor any of the rights granted herein, without the prior written consent of WARF (which shall not be unreasonably withheld), except pursuant to a sale of all or substantially all of the assets relating to Products.  Licensee shall notify WARF in writing at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days in advance of any such assignment and, with respect to a transfer of this Agreement to any non-Affiliate, pay to WARF a fee of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] to allow the transfer of the license granted herein to that non-Affiliate to whom control has been transferred, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after the occurrence of such event.  For clarity, in no event shall a bona fide financing transaction, or series of bona fide financing transactions, of Licensee including one or more financial investors be deemed to be a sale of the assets of Licensee and no transfer fee under this Section 8 shall be due to WARF in such event.

In the event that an Affiliate who has previously agreed to sign on and be bound by the terms and obligations of this Agreement should subsequently cease to be an Affiliate of Asterias Biotherapeutics through dilution of Asterias’ ownership to <50% through a series of bona fide financing transactions, such Affiliate’s rights under this Agreement shall survive such Affiliate cessation date for a period of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], during which WARF and such Affiliate shall negotiate a direct license agreement with terms substantially identical to those herein, except for: (i) division of the Annual Minimum Royalty due under Section 4D, which division shall be worked out between Asterias and such Affiliate and this Agreement will be amended to reflect such division, and (ii) any other changes as mutually agreed upon between such Affiliate and WARF.  For clarity, no transfer fee under this Section 8, sublicense fee under Section 4C (except for any amounts that may remain outstanding under this Agreement), upfront license fee, or additional patent fee shall be due to WARF for the establishment of such a direct license agreement with such Affiliate assuming such foregoing amounts have been satisfied under this Agreement and no additional intellectual property or proprietary rights have been added to such to-be-negotiated license agreement.
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

Section 9.	Contest of Validity.

A.                 Licensee and its sublicensee(s) must provide WARF at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months prior written notice before filing any action that contests the validity of any Licensed Patent during the term of this Agreement.

B.                  If Licensee or its sublicensee(s) files any action contesting the validity of any Licensed Patent, the filing party shall pay [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  Moreover, should the outcome of such contest determine that any claim of a Licensed Patent challenged by the filing party is valid and would be infringed by a Product sold by the filing party if not for the license granted by this Agreement, such filing party shall thereafter, and for the remaining term of this Agreement [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

C.                  If Licensee or its sublicensee(s) contests the validity of any Licensed Patent during the term of this Agreement, Licensee shall pay (and shall require its sublicensee(s) to agree to pay) to WARF all royalties due under the Agreement during the period of challenge.  For the sake of clarity, Licensee or the sublicensee shall not pay such amounts into any escrow or other account, but directly to WARF.

Section 10.	Enforcement.

WARF intends to protect the Licensed Patents against infringers, or otherwise act to eliminate infringement when, in WARF's sole judgment and discretion, such action may be reasonably necessary, proper and justified.  In the event that Licensee or its sublicensee believes there is infringement of any Licensed Patents, Licensee shall provide WARF with notification and reasonable evidence of such infringement.  If WARF takes action to remedy the infringement, Licensee or such sublicensee agrees to provide reasonable assistance to WARF as requested by WARF and at WARF’s expense.

Section 11.	Indemnification and Insurance.

A.                 Licensee and its sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF, WiCell, the Morgridge Institute for Research and the University of Wisconsin (the “University”), and their respective trustees, directors, officers, shareholders and employees (including without limitation any inventors of the Licensed Patents) (each, an “Indemnitee”) harmless against all liabilities, demands, damages, settlements, suits, claims, proceedings, costs and expenses, including legal expenses and reasonable attorneys fees, arising out of or relating to the death of or injury to any person or persons or any damage to property, due to the sale, marketing, use, or manufacture of Products, Licensed Materials, Wisconsin Materials, or any Derivative Materials or Developments by Licensee and all sublicensees hereunder.  WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests in any such proceeding.

B.                Licensee warrants that it now maintains and will continue to maintain liability insurance coverage reasonably appropriate to the risk involved in use, sale, marketing, and manufacture of Products, the Licensed Materials, Wisconsin Materials, and any Derivative Materials, or the performance of Services, under this Agreement, and that such insurance coverage is sufficient to cover WARF and the inventors of the Licensed Patents, the Wisconsin Materials and Licensed Materials as additional insureds.  Upon WARF’s request, Licensee will present evidence to WARF that such coverage is being maintained.
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

Section 12.	Use of Names.

Neither party shall use the other’s name, and Licensee and its sublicensee(s) shall not use the name of any inventor of the Licensed Patents, or the name of WARF, WiCell Research Institute, or the University, in any form of publicity without the prior written approval of the entity or person whose name is being used, except where a disclosure is required by any applicable law or the rules of any securities exchange.  Notwithstanding the foregoing, WARF shall have the right to disclose to existing and potential licensees the fact that WARF has entered into this Agreement with Licensee.

Section 13.	Confidentiality.

A.            Both parties agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information.  Confidential information shall include, without limitation, this Agreement and its terms, as well as any information provided to WARF under Section 3.  Except as may be authorized in advance in writing by WARF, Licensee shall only grant access to WARF’s Confidential Information to its sublicensee(s) and those employees of Licensee and its sublicensee(s) involved in research relating to the Licensed Patents.  Licensee shall require its sublicensee(s) and all such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Section 13.  The confidentiality and use obligations set forth above apply to all or any part of information disclosed hereunder except to the extent that:

(i)                  the receiving party can show by written record that they possessed the information prior to its receipt from the disclosing party;

(ii)                 the information was already available to the public or became so through no fault of the receiving party;

(iii)               the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)               five (5) years have elapsed from the expiration or termination of this Agreement.

B.                 Nothing contained in this Section 13 shall be construed to limit or preclude WARF from negotiating or entering into any agreements with third parties under terms and conditions similar to that set forth in this Agreement.

Section 14.	United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200‑212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid‑up license to practice or have practiced the inventions of the Licensed Patents for governmental purposes.  Any license granted to Licensee or any of its sublicensees under this Agreement shall be subject to such right.
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

Section 15.	Patent Marking.

Licensee and its sublicensee(s) shall mark all service agreements, Products or product packaging with the appropriate patent number reference in compliance with the requirements of the laws of the United States of America, including specifically, 35 U.S.C. § 287.

Section 16.	Miscellaneous.

A.                This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin, without reference to its conflicts of laws principles.

B.                 The parties hereto are independent contractors and not joint venturers or partners.

C.                  If Asterias or any of its Affiliates also has rights under the BioTime Research License, the terms and obligations of this Agreement shall control.

D.                 If the enforcement of any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect.  If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

E.                  WARF and Licensee have each been represented by counsel who participated in the preparation of this Agreement.  This Agreement reflects a negotiated compromise between the parties.  Neither party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement.  The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

F.                  This Agreement is not intended to be for the benefit of and shall not be enforceable by any third party.  Nothing in this Agreement, express or implied, is intended to or shall confer on any third party any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement shall not provide third parties with any remedy, claim, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right, independent of any right that exists irrespective of this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

G.                  Licensee acknowledges and agrees that damages may not be an adequate remedy in the event of a breach of this Agreement by Licensee.  Licensee therefore agrees that WARF shall be entitled to seek immediate and permanent injunctive relief from a court of competent jurisdiction in addition to any other rights or remedies otherwise available to WARF.

H.                Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.
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WARF Agreement No. 13-00300

Section 17.	Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation
Attn:  Contracts Manager
614 Walnut Street
Madison, Wisconsin  53726

(b)	Asterias Biotherapeutics, Inc.
Attn:  Katharine Spink
230 Constitution Dr.
Menlo Park, CA 94025

Section 18.	Integration.

This Agreement together with the Wisconsin Materials Addendum, attached hereto, constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 18, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement.  Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by both parties, and specifically states that it is an amendment to this Agreement.
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

Section 19.	Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION (“WARF”)

By:       s/Leigh Cagan                          Date:     10/7     , 2013
            Leigh Cagan, Chief Technology Commercialization Officer

ASTERIAS BIOTHERAPEUTICS, INC. (“LICENSEE”)

By:      s/Katharine Spink                          Date:  October 1, 2013
            Katharine Spink, Vice President and Chief Operating Officer

WARF Ref.:  Thomson – P96014US
Asterias WARF License – 13-00300

WARF Agreement No. 13-00300

APPENDIX A

A.                 “Affiliate” and “Affiliates” mean any entity controlled by Asterias.  As used herein, “control” shall refer to and mean ownership of greater than fifty percent (>50%) or more of the outstanding voting equity of an entity.

B.                  “Collaborator” means an academic, non-profit research institution with which Licensee enters into a written agreement pursuant to and solely to the extent permitted by Section 2C for a collaborative project or projects for the further research on and/or development of the Licensed Materials, Wisconsin Materials, Derivative Materials and/or Products in support of Licensee's development or commercialization of one or more Products.

C.                  “Contract Service Provider” means a third party with which Licensee enters into a written agreement pursuant to and solely to the extent permitted by Section 2C for the provision of specific services in support of Licensee’s development or of one or more Products on behalf of Licensee or its Collaborator.

D.                “Date of First Commercial Sale” means the date when cumulative sales to the retail market of Therapeutic Products exceed [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

E.                  “Derivative Materials” means any compositions or materials derived by Licensee or its sublicensee(s) from the use of the Wisconsin Materials, or produced by the use of the Wisconsin Materials by Licensee or its sublicensee(s), or which incorporate wholly or partially the Wisconsin Materials, including without limitation, fully or partially differentiated cells or cell lines derived from the Wisconsin Materials by Licensee or its sublicensee(s).

F.                 “Development” and “Developments” means (i) Derivative Materials; (ii) any inventions, discoveries or developments, whether patentable, that are conceived of, reduced to practice, discovered, tested or developed through the use of the inventions of the Licensed Patents, Wisconsin Materials or Derivative Materials by Licensee or its sublicensee(s); and (iii) any compositions, products or other materials of Licensee or its sublicensee(s) in which the Wisconsin Materials or Derivative Materials were used in any way in their discovery or testing.

G.                 “Development Partner” means a third party with which Licensee enters into a written agreement pursuant to and solely to the extent permitted by Section 2C for the further development and/or commercialization of Products initially substantially developed by Licensee.

H.                 “Development Report” means the written report provided under Section 3 describing each Development and Product to be patented or commercialized by Licensee or a sublicensee.

I.                  “Diagnostic Products” means products or services that (i) are used in the diagnosis, prognosis, screening or detection of disease in humans, and (ii) (a) employ, or are in any way produced or manufactured by the practice or use of the inventions of the Licensed PatentsDerivative Materials or Wisconsin Materials, and/or (b) would otherwise constitute infringement of any claims of the Licensed Patents.

J.                    “Internal Research” means research conducted internally by Licensee at Licensee’s facilities.

K.	“Licensed Field” is limited to the field of Products.
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WARF Agreement No. 13-00300

L.                  “Licensed Materials” means primate (including human) embryonic stem cells covered by the Licensed Patents and which meet the following conditions:

(i)                For embryonic stem cells created prior to April 26, 2005, the embryonic stem cell must be either: (1) listed on the NIH Human Embryonic Stem Cell Registry at http://escr.nih.gov; or (2) derived from excess embryos created for the purpose of in vitro fertilization with appropriate consent of the donor couple and not for the purpose of creating embryonic stem cells; or (3) derived from embryos created specifically for research purposes either by in vitro fertilization or by somatic cell nuclear transfer, for which the following additional conditions apply:  (a) the embryo may not have been maintained in vitro for more than 14 days; (b) the gamete donor(s) and somatic cell donor (if any) made the donation without payment beyond reimbursement for reasonable expenses associated with donation; (c) in the case of egg donation, the donor was fully informed of the risks to herself; (d) the gamete donor(s) and somatic cell donor (if any) were fully informed of the purposes to which their donated materials would be put; (e) the research could not be done equally well using surplus IVF embryos originally created for reproductive purposes; (f) the research protocol, including gamete collection, somatic cell collection, embryo management and stem cell derivation is approved by an appropriate Institutional Review Board; and (g) protections are in place to prevent misappropriation of embryos created specifically for research.

(ii)                For embryonic stem cells created from embryos created after April 26, 2005, the embryonic stem cells must be derived from embryos and under conditions in compliance with the “Guidelines for Human Embryonic Stem Cell Research” established by the National Research Council Institute of Medicine of the National Academies (the “NAS Guidelines”).

(iii)                For embryonic stem cells created after April 26, 2005 from embryos generated prior to April 26, 2005, and which do not meet the NAS Guidelines, the embryonic stem cells must meet one of the conditions set forth in paragraph (i) above and be created using protocols substantially in compliance with the requirements of the NAS Guidelines.

M.               “Licensed Patents” means those patents and patent applications listed on Appendix B attached hereto and all foreign equivalents owned by or licensed to WARF.

N.                 “Licensed Territory” means worldwide.

O.                 “Net Sales” [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

In the event that a Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under Section 4B shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where “A” is the average selling price during the previous calendar quarter of the Product sold separately and “B” is the average selling price during the previous calendar quarter of the product(s), component(s) and/or service(s) combined therewith.  Where a Product is sold only as a component of a larger product or system and not as a stand-alone product, then the Net Sales amount shall be deemed to be the amount received by Licensee or sublicensees for the entire product containing the Product multiplied by a number, the numerator of which is Licensee’s (or the sublicensee’s) costs for the Product and the denominator of which is Licensee’s (or the sublicensee’s) costs for the entire product sold by Licensee (or the sublicensee) that includes the Product.

P.               “Non-Commercial Research Purposes” means the use for internal academic research purposes or other internal not-for-profit or scholarly purposes not involving the use of the technology: (1) to perform services for a fee; or (2) for the production or manufacture of products for sale to third parties.
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WARF Agreement No. 13-00300

Q.                 “Products” means any Research Products, Diagnostic Products, Therapeutic Products, and Related Therapeutic Products.

R.                 “Related Therapeutic Product” means products or services that (i) are used in the treatment of disease in humans, and (ii) are in any way produced or manufactured using, and/or incorporate any Wisconsin Material or
Derivative Material, but do not employ the practice or otherwise constitute infringement of any [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the Licensed Patents.

S.                 “Research products” means products or services that (i) are used as research tools, including in drug discovery and development, and (ii) (a) employ, or are in any way produced or manufactured by, the practice or use of the inventions of the Licensed Patents, Derivative Materials or the Wisconsin Materials, and/or (b) would otherwise constitute infringement of any claims of the Licensed Patents.

T.                 “Therapeutic Products” means products or services that (i) are used in the treatment of disease in humans, and (ii) (a) employ, or are in any way produced or manufactured by, the practice or use of a [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the Licensed Patents, and/or (b) would but for this Agreement otherwise constitute infringement of any [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the Licensed Patents.

U.                 [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

V.                 “Wisconsin Materials” is defined in the attached Wisconsin Materials Addendum.
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WARF Agreement No. 13-00300

LICENSED PATENTS
APPENDIX B

REFERENCE NUMBER	COUNTRY	APPLICATION SERIAL NUMBER	FILING DATE	PATENT NUMBER

METHOD OF IN VITRO DIFFERENTIATION OF TRANSPLANTABLE NEURAL PRECURSOR CELLS FROM PRIMATE EMBRYONIC STEM CELLS
(Ian Duncan, James Thomson, Su-Chun Zhang)
P01258US	UNITED STATES	09/970382	10/03/2001	6887706
P04277US	UNITED STATES	10/928805	08/27/2004	7588937
P07050US	UNITED STATES	11/594455	11/08/2006	7972850
P07445US	UNITED STATES	11/932582	10/31/2007	8153424
P09335IL	ISRAEL	198450	08/27/2004	198450

PRIMATE EMBRYONIC STEM CELLS
(James Thomson)
P02115US	UNITED STATES	09/982637	10/18/2001	7029913
P05206US	UNITED STATES	11/036245	01/14/2005	7582479
P08333US	UNITED STATES	12/047135	03/12/2008	7781216
P96014US	UNITED STATES	08/591246	01/18/1996	5843780
P98222US	UNITED STATES	09/106390	06/26/1998	6200806

SERUM FREE CULTIVATION OF PRIMATE EMBRYONIC STEM CELLS
(James Thomson)
P99275US	UNITED STATES	09/522030	03/09/2000	7005252
P03122US	UNITED STATES	10/430497	05/06/2003	7217569
W05007US	UNITED STATES	11/078737	03/11/2005	7439064
W09003US	UNITED STATES	12/489978	06/23/2009
P07322AU	AUSTRALIA	2007200575	03/02/2001	2007200575

METHOD OF MAKING EMBRYOID BODIES FROM PRIMATE EMBRYONIC STEM CELLS
(James Thomson, Jennifer Swiergiel, Vivienne Marshall)
P99276US	UNITED STATES	09/510444	02/21/2000	6602711
P03410US	UNITED STATES	10/632399	05/06/2003	7220584

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WARF Agreement No. 13-00300
APPENDIX C

WARF ROYALTY REPORT

Licensee:		Agreement No:

Inventor:		WARF Ref. #:	P

Period Covered: From:	/ /	Through:	/ /

Prepared By:		Date:

Approved By:		Date:

If license covers several major Product lines, please prepare a separate report for each line, and combine all Product lines into a summary report.

Report Type:	❑ Single Product Line Report:

❑ Multiproduct Summary Report: Page 1 of ______ Pages

❑ Product Line Detail. Line: Tradename: Page:

Report Currency:	❑ U. S. Dollars ❑ Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty: _______________  Conversion Rate: ____________  Royalty in U.S. Dollars:  $
The following royalty forecast is non-binding and for WARF’s internal planning purposes only:
Royalty Forecast Under This Agreement:  Next Quarter:__________  Q2:__________  Q3:__________  Q4:__________

* On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

Asterias WARF License – 13-00300

APPENDIX D

DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1.            Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.            Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1.            Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.            Estimated total development time remaining before a Product will be commercialized.

D.	Changes to initial development plan (2-4 paragraphs).

1.            Reasons for change.

2.            Variables that may cause additional changes.

E.	Items to be provided if applicable:

1.            Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.            Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.            Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation
Attn.:  Contract Manager
614 Walnut Street
Madison, WI 53726
Asterias WARF License – 13-00300

APPENDIX E

DEVELOPMENT PLAN

(To be provided by Licensee within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months of Effective Date)
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WARF Agreement No. 13-00300
WARF Agreement No. 13-00300A

WISCONSIN MATERIALS ADDENDUM

This Addendum is made effective the 1st day of October, 2013, by and between Wisconsin Alumni Research Foundation (“WARF”), a nonprofit Wisconsin corporation, and Asterias Biotherapeutics Incorporated (“Licensee”), a corporation organized and existing under the laws of Delaware.

WHEREAS, WARF and Licensee have entered into License Agreement No. 13-00300, effective October 1, 2013 (the “Patent Rights Agreement”), granting Licensee the right under certain Licensed Patents to make, use and receive Licensed Materials for use in Internal Research;

WHEREAS, WARF also holds certain rights in human embryonic stem cell lines developed by James A. Thomson of the University of Wisconsin – Madison, working either alone or with other researchers at the University (the “Wisconsin Materials” as defined below); and

WHEREAS, Licensee has entered into an Asset Contribution Agreement dated January 4, 2013 with Geron Corporation (“Geron”), pursuant to which certain Wisconsin Materials will be transferred to Licensee (the “ACA”); and

WHEREAS, Licensee desires to obtain from WARF rights to utilize the Wisconsin Materials in accordance with the License Agreement executed between the parties dated October 1, 2013 and the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties further agree as follows:

1.            Except as otherwise provided in this Addendum, all terms and conditions previously set forth in the License Agreement shall remain in effect as set forth therein.  In the event that this Addendum and the License Agreement are inconsistent with respect to any terms and conditions pertaining to the Wisconsin Materials, the terms and provisions of this Addendum shall supersede the terms and provisions of the License Agreement.

2.             “Wisconsin Materials” shall mean the H1, H7, H9, H13 and H14 embryonic stem cell lines provided to Licensee by WARF, Geron or a third party authorized by WARF, including any progeny, unmodified derivatives, genetically modified embryonic stem cells or clones of those cells or cell lines.  Upon request of Licensee, WARF or WiCell shall provide Licensee within thirty (30) days of such request, without additional charge, two aliquots each of the following embryonic stem cell lines:  H1, H9, H7, H13 and H14.

3.            As used in the License Agreement, “Licensed Materials” shall further include the Wisconsin Materials; provided, however, that Licensee shall not have the right to:

(a)	intermix the Wisconsin Materials with an intact embryo, either human or nonhuman;
(b)	implant the Wisconsin Materials or any products of the Wisconsin Materials in a uterus, including Derivative Materials derived from the Wisconsin Materials;
(c)	attempting to make whole embryos by any method using the Wisconsin Materials.
(d)	use the Wisconsin Materials for therapeutic purposes.
Asterias WARF License – 13-00300

4.            Licensee agrees that on or before June 30th of each year in which this Addendum is in effect, License will submit to WARF a signed Annual Certification Statement as set forth on Exhibit A confirming compliance with the above restrictions.  Licensee agrees that it will comply with all applicable laws, regulations and government orders with respect to any use of the Wisconsin Materials, and shall, as appropriate, seek and comply with the decisions and recommendations of any applicable Institutional Review Board or similar body.

5.            Wisconsin Materials are the property of WARF and are being made available to Licensee as a service by WARF.  Ownership of all Wisconsin Materials, including any progeny or modified versions thereof, shall remain with WARF, regardless of whether such Wisconsin Materials are received from WARF or an authorized third party.  Any Wisconsin Materials provided hereunder will be returned to WARF or destroyed upon a material breach of any terms of this Addendum or the Patent Rights Agreement.

6.            Licensee agrees to communicate to WARF all publications and/or research results made public by Licensee based on research using the Wisconsin Materials.  In addition, any reports, publications, or other disclosure of results obtained with the Wisconsin Materials will acknowledge WARF as the original source of the Wisconsin Materials and, in the event that the Wisconsin Materials were received from an authorized third party, the conditions in which such Wisconsin Materials were maintained prior to their transfer.

7.            Licensee may not assign or transfer this Addendum, nor any of the rights granted herein, without the prior written consent of WARF, such consent not to be unreasonably withheld.  This Addendum shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:     s/Leigh Cagan                                          Date: 10/7, 2013
          Leigh Cagan, Chief Technology Commercialization Officer

ASTERIAS BIOTHERAPEUTICS, INC.

By:       s/Katharine Spink                                 Date:    October 1, 2013
            Katharine Spink Vice President and Chief Operating Officer

WARF Ref.:  Thomson – P96014US

Asterias WARF License – 13-00300